As filed with the Securities and Exchange Commission on July 3, 2001

                                      Registration No. _________

================================================================

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                        ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                        ____________________

                   SOVEREIGN BANCORP, INC.
        (Exact name of Registrant as specified in its charter)

           Pennsylvania                       23-2453088
   (State or other jurisdiction             (I.R.S. Employer
 of incorporation or organization)       Identification Number)

           Sovereign Bancorp, Inc. 2001 Stock Incentive Plan
                         (Full title of Plan)

                         Sovereign Bancorp, Inc.
                             2000 Market Street
                    Philadelphia, Pennsylvania 19103
                             (215) 557-4630
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        David A. Silverman, Esquire
                               General Counsel
                         Sovereign Bancorp, Inc.
                          1130 Berkshire Boulevard
                       Wyomissing, Pennsylvania 19610
                             (610) 320-8400
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copies to:

                      William J. Reynolds, Esquire
                         Stevens & Lee, P.C.
                       111 North Sixth Street
                            P.O. Box 679
                 Reading, Pennsylvania  19603-0679
                           (610) 478-2099
                       ____________________

                   CALCULATION OF REGISTRATION FEE

                               Proposed   Proposed      Amount
Title of each                  Maximum    Maximum       of
Class of         Amount        Offering   Aggregate     Regist-
Securities to    to be         Price per  Offering      ration
Registered(1)    Registered    Share(2)   Price(2)      Fee

Common Stock,   10,000,000      $12.97   $129,700,000  $34,425
no par value

(1) Based on the maximum number of shares of Sovereign Bancorp, Inc. common stock, no par value per share, authorized for issuance under the plan set forth above. An indeterminate number of shares of common stock as may become issuable by reason of the anti-dilution provisions of the plans are also hereby registered.

(2) Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the bid and asked prices for a share of the Registrant's common stock on June 29, 2001.

================================================================



                           PART II

Item 3.  Incorporation of Documents by Reference.

     In this Registration Statement, "we," "us" and "our" refer to Sovereign Bancorp, Inc.

     The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

(a)  our Annual Report on Form 10-K for the fiscal year ended
     December 31, 2000;

(b) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

(c) our Current Reports on Form 8-K filed with the SEC on January 25, 2001 (as amended by 8-K/A filed on February 5,
     2001), February 8, 2001, February 12, 2001, February 21, 2001 and March 27, 2001, and our Current Report on Form 8-K/A No. 2 filed on July 3, 2001;

(e) our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, pursuant to which we registered our common stock under the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such registration statement;

(f) our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, pursuant to which we registered certain stock purchase rights under the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such registration statement; and

(f) all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c),14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.



Item 4.  Description of Securities.

     Our authorized capital consists of 400,000,000 shares of Common Stock, no par value, and 7,500,000 shares of authorized preferred stock. As of March 31, 2001, there were 256,163,718 shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than as described below under "Units" and "Shareholder Rights Plan," and options granted under our stock option plans.

Common Stock

     The holders of our Common Stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

     Prior to the issuance of any of our preferred stock that possesses voting rights (see "Preferred Stock" below), the holders of shares of Common Stock will possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our Common Stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

     The holders of our Common Stock have no preemptive rights to acquire any additional shares of our Common Stock. In addition, our Common Stock is not subject to redemption.

     Our articles of incorporation authorize our board of directors to issue authorized shares of our Common Stock without shareholder approval. Our Common Stock is presently included for quotation on the Nasdaq National Market. We have, however, recently commenced the process to list our Common Stock on the New York Stock Exchange under the symbol "SOV".

     In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our Common Stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding of our preferred stock.

Preferred Stock

     Our board of directors is authorized to approve the issuance of our preferred stock, without any required approval of shareholders. Our board determines the rights, qualifications, restrictions, and limitations on each series of our preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of our Common Stock. Shares of our preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over our Common Stock, and may be convertible into our Common Stock.

Units

     On November 15, 1999, Sovereign Capital Trust II, a special purpose statutory trust, issued 5,750,000 units of trust preferred securities. Each unit consists of:

     * a preferred security having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets will consist solely of debentures issued by us; and

     * a warrant to purchase, at any time prior November 20, 2029 (subject to redemption), 5.3355 shares (subject to antidilution adjustments) of our Common Stock.
        The exercise price of the warrants is equal to the accreted value of the preferred securities (subject to antidilution adjustments). The accreted value of a preferred security is equal to the accreted value of a debenture, which is equal to the sum of the initial purchase price of the preferred security component of each unit (i.e. $32.50) plus accrual of the discount (i.e. the difference between the principal amount of $50 payable in respect of a debenture on November 15, 2029 and the initial purchase price), calculated from November 15, 1999 to the date of calculation at the all-in-yield of 11.74% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on November 15, 2029.

Shareholder Rights Plan

     We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our Common Stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if our board of directors declares a person or group who has become a beneficial owner of at least 4.9% of our Common Stock or total voting power an "adverse person," as defined in the rights plan, as amended.

     After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either our Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     The rights can be redeemed at $.001 per right at any time by majority vote of our "continuing directors," as defined in the rights plan, as amended, and such other vote as required by law or our bylaws until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, our "continuing directors" can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

     Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

     * empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

     * divide our board of directors into three classes serving staggered three-year terms;

     * restrict the ability of shareholders to remove directors;

     * require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if the transaction is not approved, in advance, by our board of directors;

     *  prohibit shareholders' actions without a meeting;

     * require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

     * require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

     *  eliminate cumulative voting in elections of directors;

     * require an affirmative vote of at least two-thirds of out total voting power in order for shareholders to repeal or amend our bylaws;

     * require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     * provide that officers, directors, employees, agents and person who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

     * require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     * prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

     * expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     * provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

     * provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     * provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     * provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business
Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     * redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     * render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     * act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     We opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of our output from coverage for these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws provide for (1) indemnification of our directors, officers, employees and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by US.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits

     Exhibits:

Number    Description

  4.1 Amended and Restated provisions of Articles of Incorporation of Sovereign Bancorp, Inc.
          (Incorporated by reference to Exhibit 3.1 to Sovereign's Registration Statement No. 333-86961-01 on Form S-3.)

  4.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1998)

  4.3 Amended and Restated Rights Agreement, dated as of June 21, 2001, between Sovereign Bancorp, Inc. and Mellon Investor Services (Incorporated by reference to
          Exhibit 4.1 to Sovereign Bancorp's Current Report on Form 8-K/A No. 2 filed on July 3, 2001).

  5.1     Opinion and consent of Stevens & Lee.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Stevens & Lee (included in Exhibit 5.1).

 24.1 Powers of Attorney of Directors and Officers (included on signature page).

 99.1     Sovereign Bancorp, Inc. 2001 Stock Incentive Plan.
_____


Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                      Provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                        SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on June 21, 2001.

                               SOVEREIGN BANCORP, INC.

                               By  /s/ Jay S. Sidhu
                                   Jay S. Sidhu,
                                   President and Chief Executive
                                   Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, James D. Hogan, Lawrence M. Thompson, Jr. or Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                Title

/s/ Richard E. Mohn         Chairman of the        June 21, 2001
Richard E. Mohn             Board and Director

/s/ Jay S. Sidhu            President, Chief       June 21, 2001
Jay S. Sidhu                Executive Officer
                            and Director

                            Director               June 21, 2001
John Anderson Fry

/s/ Brian Hard              Director               June 21, 2001
Brian Hard

/s/ Daniel K. Rothermel     Director               June 21, 2001
Daniel K. Rothermel

/s/ Cameron C. Troilo       Director               June 21, 2001
Cameron C. Troilo

/s/ James D. Hogan         Chief Financial         June 21, 2001
James D. Hogan             Officer

/s/ George S. Rapp         Chief Accounting        June 21, 2001
George S. Rapp             Officer



                        EXHIBIT INDEX

Number   Description

  4.1 Amended and Restated provisions of Articles of Incorporation of Sovereign Bancorp, Inc.
          (Incorporated by reference to Exhibit 3.1 to Sovereign's Registration Statement No. 333-86961-01 on Form S-3.)

  4.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1998)

  4.3 Amended and Restated Rights Agreement, dated as of June 21, 2001, between Sovereign Bancorp, Inc. and Mellon Investor Services (Incorporated by reference to
          Exhibit 4.1 to Sovereign Bancorp's Current Report on Form 8-K/A No. 2 filed on July 3, 2001).

  5.1     Opinion and consent of Stevens & Lee.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Stevens & Lee (included in Exhibit 5.1).

 24.1 Powers of Attorney of Directors and Officers (included on signature page).

 99.1     Sovereign Bancorp, Inc. 2001 Stock Incentive Plan.

_____